Exhibit 5.1

August 27, 2021

Nicolet Bankshares, Inc.

111 N. Washington St.

Green Bay, Wisconsin 54301

Re:	Registration Statement on Form S-4 filed by Nicolet Bankshares, Inc. (the “Company”)

Dear Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company to exchange (the “Exchange Offer”) an aggregate principal amount of up to $100,000,000 of its 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “New Notes”) for up to $100,000,000 in aggregate principal amount of its existing 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Old Notes”). The New Notes are to be issued in accordance with the provisions of the Indenture, dated as of July 7, 2021(the “Indenture”), by and between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 7, 2021, by and among the Company and the purchasers of the Old Notes (the “Registration Rights Agreement.”).

In connection herewith, we have examined:

(1)           the Registration Statement and the related form of prospectus included therein (including all exhibits thereto) in the form in which it was transmitted to the Commission under the Act;

(2)           the Indenture;

(3)           the Registration Rights Agreement;

(4)           the Old Notes;

(5)           the form of the Exchange Notes;

(6)           the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company (collectively, the “Organizational Documents”);

(7)           certificate of legal existence and good standing for the Company dated on or about August  26, 2021; and

(8)           a certificate of the Secretary of the Company, certifying as to resolutions relating to the issuance of the New Notes and the incumbency of officers.

The items referred to in clauses (1) through (5) above are collectively referred to as the “Transaction Documents.” The items referred to in clauses (1) through (8) above are collectively referred to as the “Reviewed Documents.”

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We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing and the Reviewed Documents, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have further assumed that all of the documents referred to in this opinion letter constitute the valid, binding and enforceable obligations of all of the parties thereto other than the Company.

We have further assumed, with your permission, the correctness of the conclusions set forth in the opinion letter of even date herewith of Michele McKinnon, Vice President Human Resources/Legal Counsel of Nicolet National Bank, a subsidiary of the Company, as to matters of Wisconsin law, which is being filed as Exhibit 5.2 to the Registration Statement and express no opinion herein with regard thereto.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the New Notes (in the forms examined by us) have been duly executed by the Company and authenticated and delivered by the Trustee and issued in exchange for the Old Notes in accordance with the provisions of the Indenture and the Registration Rights Agreement upon consummation of the Exchange Offer, and otherwise in accordance with the terms of the Registration Statement and the exhibits thereto, the Exchange Notes will constitute valid and binding obligations of the Company.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)   Our opinions set forth herein reflect only the application of applicable New York law (excluding the securities and blue sky laws of such state, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of the laws of any jurisdiction other than the State of New York.

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(b)  Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(c)    Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d)  We express no opinion as to:

(i)    the enforceability of (A) any provision of the Indenture, the Registration Rights Agreement or the New Notes (collectively, the “Operative Documents”) purporting or attempting to (1) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Company or any other person to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (7) provide for or grant a power of attorney, or (B) any provision of the Operative Documents relating to choice of law; or

(ii)    the enforceability of (A) any rights to indemnification or contribution provided for in the Operative Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) any provisions in the Operative Documents purporting to provide to the Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it, or (C) provisions in the Operative Documents whose terms are left open for later resolution by the parties.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to this firm in the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such jurisdictions as you may deem necessary in the course of complying with the laws of such jurisdictions regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP